Exhibit 99.2

1025 Eldorado Boulevard Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2502

	Chris Hardman		Valerie Finberg
	720-888-2292		720-888-2501

Level 3 Announces Receipt of Requisite Consents in

Tender Offer and Consent Solicitation

BROOMFIELD, Colo., December 28, 2006 — Level 3 Communications, Inc. (NASDAQ: LVLT) announced today that, as part of its previously announced tender offer and consent solicitation for Level 3 Financing, Inc.’s 10.75% Senior Notes due 2011 (the “10.75% Notes”), as of 5:00 p.m., New York City time, on December 27, 2006 (the “Consent Time”), Level 3 had accepted tenders and consents for approximately $496,716,000 in total principal amount of 10.75% Notes, representing approximately 99.34% of the aggregate principal amount outstanding of all 10.75% Notes.

In connection with the tender offer and related consent solicitation, on December 27, 2006, Level 3 Financing, Inc. entered into a Supplemental Indenture supplementing the Indenture, dated as of October 1, 2003, among Level 3, as Guarantor, Level 3 Financing, Inc., as Issuer, and The Bank of New York, as Trustee, relating to the 10.75% Notes (the “10.75% Note Indenture”). The Supplemental Indenture was entered into among Level 3, Level 3 Financing, Inc., Level 3 Communications, LLC and The Bank of New York, as Trustee. Pursuant to the Supplemental Indenture, the 10.75% Note Indenture is amended to eliminate substantially all of the covenants, certain repurchase rights and certain events of default and related provisions contained in the 10.75% Note Indenture.

The tender offer for the 10.75% Notes is scheduled to expire at 5:00 p.m., New York City time, on January 11, 2007 (the “Expiration Date”). 10.75% Notes tendered after the Consent Time but prior to the Expiration Date will not receive a consent payment. 10.75% Notes tendered on or prior to the Consent Time may no longer be withdrawn. The settlement date for 10.75% Notes tendered on or prior to the Consent Time is expected to be December 28, 2006.

This press release is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the 10.75% Notes. The tender offer may only be made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal.

The complete terms and conditions of the tender offer are set forth in an Offer to Purchase that has been sent to holders of the 10.75% Notes. Holders are urged to read the tender offer documents carefully. Copies of the Offer to Purchase and the related Letter of Transmittal may be obtained from the Information Agent for the tender offer, Global Bondholder Services Corporation, at (212) 430-3774 and (866) 389-1500 (toll-free). Merrill Lynch & Co. is the Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to Merrill Lynch & Co. at (888) 654-8637 (toll-free) and (212) 449-4914.

About Level 3 Communications

Level 3 Communications, Inc. (Nasdaq: LVLT), an international communications company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3’s customers to meet their growing demands for advanced communications solutions. The company’s Web address is www.Level3.com.

“Level 3 Communications,” “Level 3” and the Level 3 Communications logo are registered service marks of Level 3 Communications, Inc. in the United States and/or other countries. Any other product and company names herein may be trademarks of their respective owners. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3’s network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; and the ability to meet all of the terms and conditions of our debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.